ITEM 6.(a)
EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                           THIRTEEN WEEKS ENDED      THIRTY-NINE WEEKS ENDED
                                        FEB. 28, 1998 MARCH 1,1997  FEB. 28, 1998 MARCH 1,1997
BASIC EARNINGS PER SHARE

Average common shares outstanding......        32,582       35,337         33,406       35,231


Net Income.............................     $   9,161    $   8,235      $  20,262    $  17,670

Basic earnings per share...............     $    0.28    $    0.23      $    0.61    $    0.50

                                           THIRTEEN WEEKS ENDED      THIRTY-NINE WEEKS ENDED
                                        FEB. 28, 1998 MARCH 1,1997  FEB. 28, 1998 MARCH 1,1997
DILUTED EARNINGS PER SHARE

Average common shares outstanding......        32,582       35,337         33,406       35,231

Equivalent shares outstanding..........         1,303          359          1,325          531

                   TOTALS..............        33,885       35,696         34,731       35,762

Net Income.............................     $   9,161    $   8,235      $  20,262    $  17,670


Diluted earnings per share.............     $    0.27    $    0.23      $    0.58    $    0.49
